EXIHIBIT A: FORM OF SERIES DESIGNATION

In accordance with the Limited Liability Company Agreement of Getaway Collection LLC (the "Company") dated 07/06/2022 (the "Agreement") and upon the execution of this designation by the Company and Sucasa Technologies, Inc. in its capacity as Managing Member of the Company and Initial Member of [SERIES], a series of Getaway Collection LLC ("[SERIES]"), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and ARTICLES set forth herein are references to Sections and ARTICLES of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	[SERIES], a series of Getaway Collection LLC

Effective date of establishment	07/06/2022

Managing Member

Sucasa Technologies, Inc. was appointed as the Managing Member of [SERIES] with effect from the date of the Agreement and shall continue to act as the Managing Member of [SERIES] until dissolution of [SERIES] pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X

Initial Member	Sucasa Technologies, Inc.

Series Asset

The Series Assets of [SERIES] shall comprise a property at [SERIES ADDRESS], which will be acquired by [SERIES] upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by [SERIES] from time to time, as determined by the Managing Member in its sole discretion

Asset Management Fee	As stated in Section 6.3

Property Manager	Getaway PM LLC

Property Management Fee	As stated in Section 5.10

Purpose	As stated in Section 2.4

Issuance	Subject to Section 6.3(a)(i), the maximum number of [SERIES] Interests the Company can issue is 5,731

Number of [SERIES] Interests held by the Managing Member and its Affiliates	The Managing Member may purchase a maximum of 51% of [SERIES] Interests through the Offering

Broker	Dalmore Group, LLC

Brokerage Fee

Up to 1.00% of the purchase price of the Interests from [SERIES] sold at the Initial Offering of the [SERIES] Interests (excluding the [SERIES] Interests acquired by any Person other than Investor Members)

Interest Designation	No Interest Designation shall be required in connection with the issuance of [SERIES] Interests

Voting

Subject to Section 3.5, the [SERIES] Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of [SERIES] Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the [SERIES] Interests then Outstanding shall be required for:
(a)any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the [SERIES] Interests;
(b)mergers, consolidations or conversions of [SERIES] or the Company; and
(c)all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding [SERIES] Interests voting as a separate class.
Notwithstanding the foregoing, the separate approval of the holders of [SERIES] Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the [SERIES] Interests other than in accordance with Section 3.7

Sourcing Fee	Defined in Use of Proceeds, which may be waived by the Managing Member in its sole discretion
Other rights

Holders of [SERIES] Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of [SERIES] Interests

Officers	There shall initially be no specific officers associated with [SERIES], although, the Managing Member may appoint Officers of [SERIES] from time to time, in its sole discretion

Aggregate Ownership Limit	As stated in Section 1.1

Minimum Interests	1 Interests per Member

Fiscal Year	As stated in Section 8.2

Information Reporting	As stated in Section 8.1(c)

Termination	As stated in Section 11.1(b)

Liquidation	As stated in Section 11.3

Amendments to this Exhibit	As stated in ARTICLE XII

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.